Exhibit 26

Convertible note sale agreement

Golden Meditech Holdings Limited (Purchaser) Excellent China Healthcare Investment Limited (Vendor)

MinterEllison
LAWYERS

LEVEL 25, ONE PACIFIC PLACE, 88 QUEENSWAY, HONG KONG TEL: +852 2841 6888 FAX: +852 2810 0235 www.minterellison.com

Convertible note sale agreement

Details		4

Agreed terms		5

1.	Defined terms and interpretation	5

1.1	Defined terms	5
1.2	Interpretation	6
1.3	Headings	7

2.	Agreement to sell and purchase	7

3.	Total Purchase Price	7

3.1	Total Purchase Price	7
3.2	CN Acquisition Price	7
3.3	CN Additional Payment	8
3.4	Payment of the Total Purchase Price	8
3.5	Tax or Duty	8

4.	Conditions precedent	8

4.1	Conditions	8
4.2	Waiver of Conditions	8
4.3	Responsibilities to fulfil Conditions	8
4.4	Failure of Conditions	8

5.	Completion	9

5.1	Time and place	9
5.2	Obligations at Completion	9
5.3	Simultaneous actions at Completion	9
5.4	Failure to comply with the obligations on Completion	9

6.	Registration Rights Agreement	10

7.	Representations by the Purchaser	10

7.1	Representations	10
7.2	Application of representations by the Purchaser	10

8.	Representations by the Vendor	11

8.1	Representations	11
8.2	Application of representations by Vendor	11

9.	Confidentiality	11

10.	Publicity	12

11.	Notices and other communications	12

11.1	Service of notices	12
11.2	Effective on receipt	12

12.	Process Agent	12

13.	Miscellaneous	13

13.1	Alterations	13

Minter Ellison | Ref: 1082988

13.2	Approvals and consents	13
13.3	Assignment	13
13.4	Costs	13
13.5	Survival	13
13.6	Counterparts	13
13.7	No merger	13
13.8	Entire agreement	13
13.9	Further action	13
13.10	Severability	13
13.11	Waiver	13
13.12	Relationship	13
13.13	Governing law and jurisdiction	14

Signing page		15

Details

Date	November 2015

Parties

Name	Golden Meditech Holdings Limited
Short form name	Purchaser
Place of incorporation	Cayman Islands
Notice details	48/F, Bank of China Tower, 1 Garden Road, Central, Hong Kong Facsimile: +852 3605 8181
Attention: Mr. Samuel Kong

Name	Excellent China Healthcare Investment Limited
Short form name	Vendor
Place of incorporation	Cayman Islands
Notice details	48/F, Bank of China Tower, 1 Garden Road, Central, Hong Kong Facsimile: +852 3605 8181
Attention: Mr. Kam Yuen

Background

A            The Purchaser is a company listed on the Hong Kong Stock Exchange.

B            The Vendor is the sole legal and beneficial owner of the CN.

C            The Vendor has agreed to sell, and the Purchaser has agreed to purchase, 100% of the outstanding principal amount of the CN in accordance with the terms and conditions of this agreement.

Agreed terms

1.            Defined terms and interpretation

1.1                            Defined terms

In this agreement:

Base Acquisition Price means US$6.40 per CCBC Share.

Business Day means a day that is not a Saturday, Sunday or public holiday in Hong Kong, or on which a tropical typhoon warning no.8 or above or a ‘black’ rainstorm warning signal is hoisted in Hong Kong at any time between 9:00am and 5:00pm Hong Kong time.

Business Hours means from 9.00am to 5.00pm on a Business Day.

CCBC means China Cord Blood Corporation, a non-wholly owned subsidiary of the Purchaser incorporated in the Cayman Islands whose shares are listed on the New York Stock Exchange.

CCBC Conversion Share means new CCBC Share(s) to be issued upon exercise of the CN at the conversion price of US$2.838 per CCBC Conversion Share (subject to adjustment).

CCBC Shares means ordinary share(s) of US$0.0001 per share in the share capital of CCBC.

CCBC Shares Acquisition means the proposed acquisition by the Purchaser or one of its controlled affiliates of the outstanding CCBC Shares not currently owned by the Purchaser or its controlled affiliates pursuant to a merger of CCBC with a controlled affiliate of the Purchaser, resulting in a delisting of CCBC from the New York Stock Exchange.

Claims means all and any claims (including claims for costs), suits, actions, proceedings, judgments or demands or rights of action at law, in equity or pursuant to any statute, in any jurisdiction, of whatsoever nature, past, present, existing or future and whether the same is currently known or unknown and whether the same relate to any Liability or otherwise.

CN means 7% senior convertible notes in the outstanding principal amount of US$65,000,000 due April 2017 convertible into the CCBC Conversion Shares and held by the Vendor as the registered holder.

CN Acquisition Price means the price determined in accordance with clause 3.2.

CN Additional Payment means, the additional payment to be determined in accordance with clause 3.3.

Completion means completion of the sale and purchase of the CN in accordance with clause 5.

Completion Date means the date falling on the 7th Business Day following the date on which the last of the Conditions has been fulfilled or such other date as the Vendor and the Purchaser may agree in writing.

Conditions means the conditions to Completion set out in clause 4.1.

Encumbrance includes mortgage, charge, lien, restriction against transfer, encumbrance and other third party interest.

Final Acquisition Price means the sum of (i) the consideration per CCBC Share paid to holders of CCBC Shares upon completion of the CCBC Shares Acquisition pursuant to the definitive agreements of the CCBC Shares Acquisition (including any amendments thereto, if any) and (ii) the amount per CCBC Share of all dividends or distributions declared or paid to such holders after the KKR SPV Shares Completion Date and prior to the closing of the CCBC Shares Acquisition.

Hong Kong means the Hong Kong Special Administrative Region of the People’s Republic of China.

Hong Kong Listing Rules means the Rules Governing the Listing of Securities of the Hong Kong Stock Exchange.

Hong Kong Stock Exchange means The Stock Exchange of Hong Kong Limited.

KKR Additional Payment means the additional purchase price (if any) paid or payable by MO2 in accordance with section 4 of the KKR SPV Share Agreement.

KKR SPV Shares means the entire issued share capital of the Vendor.

KKR SPV Shares Acquisition means the acquisition of the KKR SPV Shares by MO2 pursuant to the KKR SPV Shares Agreement.

KKR SPV Share Acquisition Price means the consideration for the KKR SPV Shares Acquisition pursuant to the KKR SPV Shares Agreement.

KKR SPV Shares Agreement means the share purchase agreement dated 26 August 2015 between MO2 and Brilliant China Healthcare Investment Limited (formerly known as KKR China Healthcare Investment Limited) (‘KKR SPV Vendor’) whereby MO2 agreed to purchase, and the KKR SPV Vendor agreed to sell, the KKR SPV Shares.

KKR SPV Shares Completion Date means the date on which the KKR SPV Shares Acquisition was completed, being 26 August 2015.

Liabilities includes all liabilities (whether actual, contingent or prospective), claims, losses, damages, costs and expenses of whatever description.

Long Stop Date means 29 February 2016 or such other date as the Vendor and the Purchaser may agree from time to time.

MO2 means Magnum Opus 2 International Holdings Limited, a company incorporated in the British Virgin Islands and the sole legal and beneficial owner of the KKR SPV Shares as at the date of this agreement.

Party means the Vendor or the Purchaser and collectively, Parties means all of them.

Registration Rights Agreement means the registration rights agreement in relation to the CN entered into between CCBC and the Vendor.

Second Payment Date means the date on which the second tranche of the KKR SPV Share Acquisition Price was paid, being 28 October 2015.

Total Purchase Price means the total purchase price for the acquisition of the CN by the Purchaser pursuant to this agreement, being the aggregate of (i) the CN Acquisition Price and (ii) CN Additional Payment, if applicable.

Securities Act means the U.S. Securities Act of 1933, as amended.

1.2                            Interpretation

In this agreement:

(a)           the singular includes the plural and vice versa and a gender includes other genders;

(b)           another grammatical form of a defined word or expression has a corresponding meaning;

(c)           a reference to a clause, paragraph or schedule is to a clause, paragraph or schedule to this agreement and a reference to this agreement includes any schedule;

(d)           a reference to a document or instrument, includes the document or instrument as novated, altered, supplemented or replaced from time to time;

(e)           a reference to US$, dollar or US$ is to United States dollars, the lawful currency of the United States of America;

(f)           a reference (if any) to HK$, dollar or $ is to Hong Kong dollars, the lawful currency of Hong Kong;

(g)           a reference to time is to Hong Kong time;

(h)           a reference to a party to this agreement, and a reference to a party to a document includes the party’s executors, administrators, successors and permitted assigns and substitutes;

(i)            a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

(j)            a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(k)           the meaning of general words is not limited by specific examples introduced by including, for example or similar expressions;

(l)            a rule of construction does not apply to the disadvantage of a Party because the Party was responsible for the preparation of this agreement or any part of it; and

(m)         if a day on or by which an obligation must be performed or an event will occur is not a Business Day, the obligation will be performed or the event will occur on or by the next Business Day.

1.3                            Headings

Headings are for ease of reference only and do not affect interpretation.

2.            Agreement to sell and purchase

(a)           The Vendor, as the legal and beneficial owner, agrees to sell to the Purchaser, and the Purchaser agrees to buy from the Vendor, 100% of the outstanding principal amount of the CN:

(i)          for the Total Purchase Price;

(ii)         with all rights, attached or accrued to the CN as of and including the Completion Date (save for the entitlement to interest which shall be as provided in clause 2(b)); and

(iii)        subject to this agreement.

(b)        For the avoidance of doubt, the Vendor shall be entitled to the interest payable to it, computed and accrued pursuant to section 3, of the CN up to and including the Completion Date.

3.            Total Purchase Price

3.1                            Total Purchase Price

The Total Purchase Price shall be the aggregate of (i) the CN Acquisition Price and (ii) CN Additional Payment, if applicable.

3.2                            CN Acquisition Price

The CN Acquisition Price shall be US$161,784,252.78 being the aggregate of:

(a)           US$13,300,000;

(b)           US$146,582,100 representing the product of the Base Acquisition Price and the total number of the CCBC Conversion Shares upon full exercise of the CN as of the KKR SPV Shares Completion Date; and

(c)           (i) the total amount of interest accrued but unpaid on 50% of the principal amount of the CN during the period from 27 April 2015 to the KKR SPV Shares Completion Date, being US$752,013.89 and (ii) the total amount of interest accrued but unpaid on 50% of the principal amount of the CN for the period from 27 April 2015 to the Second Payment Date, being US$1,150,138.89.

3.3                            CN Additional Payment

(a)           The amount of the CN Additional Payment shall be calculated in accordance with the formula set out below:

(Final Acquisition Price — Base Acquisition Price) x total number of the CCBC Conversion Shares upon full exercise of the CN as of the KKR SPV Shares Completion Date.

(b)           The CN Additional Payment is applicable only if the Final Acquisition Price is higher than the Base Acquisition Price.

3.4                            Payment of the Total Purchase Price

(a)           The CN Acquisition Price must be paid by the Purchaser to the Vendor at Completion in accordance with clauses 5.2(b)(i) and 5.2(c).

(b)           The CN Additional Payment (if any) must be paid by the Purchaser as contemplated by the undertaking referred to in clause 5.2(b)(ii).

3.5                            Tax or Duty

All or any tax or duty (if any) payable on the instrument of transfer relating to the purchase of the CN must be borne by the Vendor and the Purchaser equally.

4.            Conditions precedent

4.1                            Conditions

Completion shall be conditional on fulfilment of the conditions set out below on or before 5:00pm on the Long Stop Date:

(a)           compliance by the Purchaser with all applicable requirements under all the applicable laws, rules and regulation, including but not limited to the Hong Kong Listing Rules in relation to the transactions contemplated under this agreement including but not limited to obtaining the approval from the Purchaser’s independent shareholders; and

(b)           all other consents and approvals required by the Purchaser for the transactions contemplated under this agreement being obtained and where any consent or approval is subject to conditions, such conditions being acceptable to the Purchaser.

4.2                            Waiver of Conditions

None of the Conditions can be waived by any Party.

4.3                            Responsibilities to fulfil Conditions

The Purchaser shall use its best endeavours to fulfil the Conditions.

4.4                            Failure of Conditions

If any of the Conditions is not fulfilled by 5:00pm on the Long Stop Date:

(a)           no Party shall be obliged to proceed to Completion;

(b)           the provisions of this agreement, except clauses 1, 7 to 12, 13.4 to 13.8, 13.10, 13.12 and 13.13 which shall remain in full force and effect, shall from such date cease to have any effect; and

(c)           no Party shall have any claim against any of the other Parties, except in respect of:

(i)         Claims arising out of any antecedent breach of any of the provisions of this agreement; and

(ii)        Claims arising out of the continuing provisions mentioned in clause 4.4(b) above.

5.            Completion

5.1                            Time and place

Subject to the fulfilment of the Conditions before 5:00pm on the Long Stop Date, Completion will take place on the Completion Date at the office of the Purchaser at 5:00pm or at such other time and place agreed in writing by the Parties.

5.2                            Obligations at Completion

(a)           At Completion, the Vendor must deliver to Purchaser, a new convertible note in the principal amount of US$65,000,000 reissued by CCBC to the Purchaser as holder.

(b)           At Completion, the Purchaser must:

(i)          pay the CN Acquisition Price (being US$161,784, 252.78) in cash to the Vendor in accordance with clause 5.2(c); and

(ii)         deliver an instrument in an agreed form undertaking to the KKR SPV Vendor to make the KKR Additional Payment as required under section 4 of the KKR SPV Share Agreement, on the same terms as applicable to MO2.

(c)           The payment of the CN Acquisition Price must be made in cleared funds without any deduction, set off or abatement by way of electronic funds transfer to the bank account as designated by the Vendor in writing at least three Business Days before the Completion Date.

5.3                            Simultaneous actions at Completion

In respect of Completion:

(a)           the obligations of each Party under this agreement are interdependent; and

(b)           all actions required to be performed will be taken to have occurred simultaneously on the Completion Date.

5.4                            Failure to comply with the obligations on Completion

Without prejudice to any other remedies available to the Vendor or the Purchaser, if in any respect the provisions of clause 5.2 is not complied with by the Party which is responsible to perform the relevant obligations on the Completion Date, the other Party may:

(a)           defer Completion to a date not more than twenty-eight days after the Completion Date (and so that the provisions of this clause 5 shall apply to Completion as so deferred); or

(b)           rescind this agreement without any Liability whatsoever on the part of the other Party.

6.                                     Registration Rights Agreement

Within ten Business Days after the Completion Date, the Vendor must procure CCBC to sign a counterpart signature page to the Registration Rights Agreement with the Purchaser.

7.                                     Representations by the Purchaser

7.1                            Representations

The Purchaser represents and warrants to the Vendor that save as otherwise specified, each of the following statements is true and accurate at the date of this agreement and will be true and accurate on the Completion Date:

(a)                                it is validly existing under the laws of its place of incorporation or registration;

(b)                                it has the corporate power and authority to enter into and perform its obligations under this agreement and to carry out the transactions contemplated by this agreement;

(c)                                 except for the approvals and consents mentioned in clause 4.1, it has taken all necessary action to authorise its entry into and performance of this agreement and to carry out the transactions contemplated by this agreement;

(d)                                its obligations under this agreement are valid and binding and enforceable against it in accordance with their terms;

(e)                                 it is not a “U.S. person” or “distributor” (each defined in Rule 902 of Regulation S under the Securities Act) and has not offered or sold, and will not offer or sell, the CN or the CCBC Shares within the United States or to, or for the account or benefit of, U.S. persons until the date (Restriction Termination Date) that is forty days after the later of (x) the date when the CN were first offered to persons other than distributors or (y) the Completion Date; and

(f)                                  it acknowledges that prior to the Restriction Termination Date, each CN will contain a legend substantially to the following effect:

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED: (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE 1933 ACT AND OTHER APPLICABLE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, IN FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT AND ANY OTHER APPLICABLE SECURITIES LAWS; OR (II) UNLESS THE SECURITIES HAVE BEEN SOLD PURSUANT TO RULE 144 UNDER THE 1933 ACT OR ANOTHER AVAILABLE EXEMPTION UNDER THE 1933 ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES IN ACCORDANCE WITH THE TERMS SET OUT IN THIS CERTIFICATE.

7.2                            Application of representations by the Purchaser

Each of the representations made by the Purchaser under clause 7.1 remains in full force and effect notwithstanding Completion and shall not in any respect be extinguished or affected by Completion or by any other event or matter whatsoever, except by a specific and duly authorised written waiver or release by the Vendor. Completion shall not prejudice any rights of the Vendor which may have accrued hereunder prior to Completion.

8.                                     Representations by the Vendor

8.1                            Representations

The Vendor represents and warrants to the Purchaser that each of the following statements is true and accurate at the date of this agreement and will be true and accurate on the Completion Date:

(a)                                it is the sole legal and beneficial owner of the CN;

(b)                                the CN is free from all Encumbrance on the Completion Date;

(c)                                 it is validly existing under the laws of its place of incorporation or registration;

(d)                                it has the corporate power and authority to enter into and perform its obligations under this agreement and to carry out the transactions contemplated by this agreement;

(e)                                 it has taken all necessary action to authorise its entry into and performance of this agreement and to carry out the transactions contemplated by this agreement;

(f)                                  its obligations under this agreement are valid and binding and enforceable against it in accordance with their terms;

(g)                                 none of the Vendor or its affiliates, nor any person acting on its or their behalf has made or will make (x) any offer to sell or any solicitation of an offer to buy the CN or CCBC Shares to any person located in the United States, or (y) any sale of the CN unless, at the time the buy order was or will have been originated, the purchaser was outside the United States or it reasonably believes that the purchaser was outside the United States; and

(h)                                none of the Vendor or its affiliates, nor any person acting on its or their behalf has engaged in any “directed selling efforts” (as defined in Regulation S under the Securities Act) with respect to the CN or the CCBC Shares.

8.2                            Application of representations by Vendor

Each of the representations made by the Vendor under clause 8.1 remains in full force and effect notwithstanding Completion and shall not in any respect be extinguished or affected by Completion or by any other event or matter whatsoever, except by a specific and duly authorised written waiver or release by the Purchaser. Completion shall not prejudice any rights of the Purchaser which may have accrued hereunder prior to Completion.

9.                                     Confidentiality

A Party may only use confidential information of other Parties for the purposes of this agreement, and shall keep the existence and the terms of this agreement and any confidential information of other Parties confidential except where:

(a)                                the information is public knowledge (but not because of a breach of this agreement) or the Party has independently created the information; or

(b)                                disclosure is required by law or a competent regulatory body (including a relevant stock exchange); or

(c)                                 disclosure is made to a person who must know for the purposes of this agreement on the basis that the person keeps the information confidential; or

(d)                                disclosure is required by a Party in the normal course of its internal decision making and reporting process on the basis that the person(s) receiving the information keeps it confidential.

10.                              Publicity

A Party must not make or authorise a press release or public announcement relating to the negotiations of the Parties or the subject matter or provisions of this agreement unless it is required to be made by law or the applicable rules of a recognised stock exchange. So far as is practicable, a Party who is making a press release or public announcement relating to the negotiations of the Parties or the subject matter or provisions of this agreement as required by law or applicable rules of a recognised stock exchange should first obtain the consent of the other Parties to the contents of the press release or public announcement.

11.                              Notices and other communications

11.1                     Service of notices

A notice, demand, consent, approval, service of proceedings or other communication under this agreement (Notice) must be:

(a)                                in writing, in English and signed by a person duly authorised by the sender; and

(b)                                hand delivered or sent by prepaid post, internationally recognised courier service or facsimile to the recipient’s address for Notices specified in the Details, as varied by any Notice given by the recipient to the sender.

11.2                     Effective on receipt

A Notice given in accordance with clause 11.1 takes effect when taken to be received (or at a later time specified in it), and is taken to be received:

(a)                                if hand delivered, on delivery; or

(b)                                if sent by prepaid post or internationally recognised courier service, two Business Days after the date of posting (or seven Business Days after the date of posting if posted to or from a place outside Hong Kong); or

(c)                                 if sent by facsimile, when the sender’s facsimile system generates a message confirming successful transmission of the entire Notice unless, within eight Business Hours after the transmission, the recipient informs the sender that it has not received the entire Notice, but if the delivery, receipt or transmission is not on a Business Day or is after 5.00pm on a Business Day, the Notice is taken to be received at 9.00am on the next Business Day.

12.                              Process Agent

The Vendor hereby appoints the person at such address as stated below as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. If for any reason the agent named below (or its successor) no longer serves as agent of the Vendor for this purpose, the Vendor shall promptly appoint a successor agent and notify the Purchaser in writing. The Vendor agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service at its address for the time being in Hong Kong whether or not such agent gives notice thereof to the Purchaser:

Name of Process Agent	Address of Process Agent	Facsimile No.
Mr. Kam Yuen	48/F, Bank of China Tower, 1 Garden Road, Central, Hong Kong	+852 3605 8181

13.                              Miscellaneous

13.1                     Alterations

This agreement may be altered only in writing signed by each Party.

13.2                     Approvals and consents

Except where this agreement expressly states otherwise, a Party may, in its discretion, give conditionally or unconditionally or withhold any approval or consent under this agreement.

13.3                     Assignment

A Party may only assign this agreement or a right under this agreement with the prior written consent of each other Party.

13.4                     Costs

Each Party shall pay its own costs of negotiating, preparing and executing this agreement.

13.5                     Survival

Any indemnity or any obligation of confidence under this agreement is independent and survives termination of this agreement.  Any other term by its nature intended to survive termination of this agreement survives termination of this agreement.

13.6                     Counterparts

This agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

13.7                     No merger

The rights and obligations of the Parties under this agreement do not merge on completion of any transaction contemplated by this agreement.

13.8                     Entire agreement

This agreement constitutes the entire agreement between the Parties in connection with its subject matter and supersedes all previous agreements or understandings between the Parties in connection with its subject matter.

13.9                     Further action

Subject to the terms and conditions of this agreement, each of the Parties shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and give full effect to this agreement and the transactions contemplated by it.

13.10              Severability

A term or part of a term of this agreement that is illegal or unenforceable may be severed from this agreement and the remaining terms or parts of the term of this agreement continue in force.

13.11              Waiver

A Party does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy.  A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy.  A waiver of a right, power or remedy shall be in writing and signed by the Party giving the waiver.

13.12              Relationship

This agreement does not create a relationship of employment, trust, agency or partnership between the Parties.

13.13              Governing law and jurisdiction

This agreement is governed by the substantive law of Hong Kong with the exclusion of its conflict of law provisions and each Party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Hong Kong.

Signing page

EXECUTED as an agreement.

Signed by KONG Kam Yu, a director, duly authorised by the board of directors of Golden Meditech Holdings Limited for and on its behalf

	/s/ KONG Kam Yu	←
Signature(s) of the authorized representative(s) of Golden Meditech Holdings Limited

Signed by KAM Yuen, a director, duly authorised by the board of directors of Excellent China Healthcare Investment Limited for and on its behalf

	/s/ KAM Yuen	←
Signature(s) of the authorized representative(s) of Excellent China Healthcare Investment Limited